Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated August 23, 2019, relating to the balance sheet of Galileo Acquisition Corp. as of August 16, 2019, and the related statements of operations, changes in shareholders’ equity and cash flows for the period from July 30, 2019 (inception) through August 16, 2019, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
October 2, 2019